Exhibit 99.(d-3)

June 29, 2017

The Alger Funds II

360 Park Avenue South

New York, NY 10010

Dear Sirs:

Fred Alger Management, Inc. (“FAM”) hereby agrees to waive fees owed to it by, or to reimburse expenses of, the Funds listed on Schedule A for the time period indicated. FAM will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include dividend expenses on short sales, borrowing costs, interest, taxes, brokerage, and extraordinary expenses.

FAM understands and intends that the Fund will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes.

This agreement may not be terminated during the time period indicated.  Subject to the expense limitation indicated, FAM may recoup from the Fund management fees it waives or expenses it reimburses, but only from fees it collects in the same year.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

Fred Alger Management, Inc.

/s/ Hal Liebes
By: Hal Liebes, EVP

Accepted by:

The Alger Funds II

/s/ Hal Liebes
By: Hal Liebes, President

SCHEDULE A

Portfolio Name	Share Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Alger Spectra Fund	T	October 31	1.35%	August 29, 2018
Alger Mid Cap Focus Fund	A	October 31	1.20%	August 29, 2018
Alger Mid Cap Focus Fund	C	October 31	1.95%	August 29, 2018
Alger Mid Cap Focus Fund	I	October 31	1.20%	August 29, 2018
Alger Mid Cap Focus Fund	T	October 31	1.20%	August 29, 2018
Alger Mid Cap Focus Fund	Z	October 31	0.99%	August 29, 2018
Alger Responsible Investing Fund	A	October 31	1.35%	August 29, 2018
Alger Responsible Investing Fund	I	October 31	1.35%	August 29, 2018
Alger Responsible Investing Fund	T	October 31	1.35%	August 29, 2018
Alger Responsible Investing Fund	Z	October 31	0.90%	August 29, 2018
Alger Dynamic Opportunities Fund	A	October 31	1.95%	August 29, 2018
Alger Dynamic Opportunities Fund	C	October 31	2.70%	August 29, 2018
Alger Dynamic Opportunities Fund	T	October 31	1.95%	August 29, 2018
Alger Dynamic Opportunities Fund	Z	October 31	1.60%	August 29, 2018
Alger Emerging Markets Fund	A	October 31	1.55%	August 29, 2018
Alger Emerging Markets Fund	C	October 31	2.30%	August 29, 2018
Alger Emerging Markets Fund	I	October 31	1.55%	August 29, 2018
Alger Emerging Markets Fund	T	October 31	1.55%	August 29, 2018
Alger Emerging Markets Fund	Y-2	October 31	0.99%	August 29, 2018
Alger Emerging Markets Fund	Z	October 31	1.25%	August 29, 2018